PURCHASE AGREEMENT
                                  ("AGREEMENT")

     THIS PURCHASE AGREEMENT is made and entered into as of the 12th day of May, 2003, between MAXUS Operating Limited Partnership, a Delaware Limited Partnership ("Seller"), and TED GLASRUD ASSOCIATES, INC., a Minnesota Corporation, ("Purchaser").

     In consideration of the covenants and agreements contained herein, the parties agree as follows:

1. Property To Be Purchased. Subject to compliance with the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the real property located at in the City of Bloomington, County of Hennepin, State of Minnesota, (the "Property"), legally described as follows:

         Lot 1, Block 1, Alpha Business Center, Second Addition

         Property Tax I.D. Number: 01 027 24 13 0011

         Property Address:  2626 East 82nd Street, Bloomington, Minnesota

     The Property shall include the following:

     a. Real Property. The real property together with all buildings and improvements constructed thereon, as described in paragraph 1.

     b. Personal Property. All fixtures, furniture, furnishings, equipment, materials, supplies, and other personal property, and located on the premises as if the date of this Contract, which are owned by Seller and are used in connection with and for the occupancy, management, maintenance and operation of the subject premises.

     c. Contracts. Seller's interest in service and maintenance contracts, leases, equipment leases, other contracts regarding real and personal property, permits, licenses, warranties or guarantees concerning acquisition, construction, design, use, operation, management or maintenance of the premises.

     d. Records. Copy of all records including current real estate tax assessments, special assessment notices, insurance policies, tenant records, records of maintenance, repairs, services and improvements to the Property.

     e. Leases. Seller's interest as Lessor in all leases in effect on the Property.

     f. Permits. Seller's interest in any permits and licenses relating to the Property.


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     g. Warranties.  Seller's  interests in all warranties and guarantees  given to, assigned to, or benefiting Seller or the real Property or the personal property regarding the acquisition, construction, design, use, operation, management or maintenance of the real Property and the personal property ("warranties").

     h. Plans. All originals and copies of the "As-Built" blue prints, plans and specifications regarding the real Property and the personal property in Seller's possession, if any ("Plans").

2. Purchase Price. The purchase price for the Property ("Purchase Price") shall be the sum of Five Million One Hundred Seventeen Thousand Five
     Hundred Dollars ($5,117,500.00). The Purchase Price shall be payable as follows:

     a. One Hundred Thousand Dollars ($100,000.00) as earnest money (the "Earnest Money") which shall be deposited in the Trust Account of the listing broker, or, by agreement, in an escrow account with the Title Company providing the title insurance for this transaction, but to be returned to Purchaser if this Purchase Agreement is not accepted by Seller or the Purchase Agreement is terminated according to the terms of this Agreement.

     b. Five Million Seventeen Thousand Five Hundred Dollars ($5,017,500.00) cash or certified funds at the time of closing.

3. Title to be Delivered. Seller agrees to convey marketable fee simple title in the Property to Purchaser subject only to such exceptions to title as Purchaser approves in writing.

     a. As soon  hereafter  as  reasonably  possible and in any event within ten
        (10) days of the date hereof, Seller, at its sole cost and expense, shall cause to be issued and delivered to Purchaser a commitment for an ALTA Form B extended coverage owner's title insurance policy (the "Commitment") issued by a title company approved by Purchaser (the "Title Company") wherein said Title Company agrees to issue to Purchaser upon the recording of the warranty deed and other conveyance documents referred to herein an ALTA Form B Owner's Title Insurance Policy (the "Title Policy") in the full amount of the Purchase Price with a zoning endorsement and so-called owner's extended coverage endorsement. The Commitment will be accompanied by copies of all recorded documents affecting the Property; and

     b. Purchaser shall have three (3) days after receipt of the Title Commitment to render objections to title ("Objections") in writing to Seller and Seller shall have five (5) days from the date it receives such Objections to have the same removed or cured to Purchaser's reasonable satisfaction. If Seller shall fail to have such Objections removed or cured within that time, Purchaser may, at its sole discretion, either (a) terminate this Agreement without any liability on its part and receive a refund of the Earnest Money (together with accrued interest), or (b) if

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        the  Objections  are   such  that  they   may  not  be  removed  by  the
        expenditure of sums of money, take title subject to such Objections. Seller agrees to use its best efforts to promptly satisfy any such Objections.

4. Representations and Warranties of Seller. In order to induce Purchaser to enter into this Agreement and purchase the Property, Seller hereby represents and warrants to Purchaser to the best of Seller's knowledge as follows:

     a. Condemnation. No action in condemnation, eminent domain or public taking proceedings are now pending or contemplated against the Property provided, however, that this representation does not include future actions of the Metropolitan Airports Commission;

     b. Assessments. No ordinance or hearing is now before any local governmental body which either contemplates or authorizes any public improvements or special tax levies, the cost of which may be assessed against the Property. There are no special assessments currently a lien against or encumbering the Property;

     c. Title. Seller has good and marketable fee simple title interest to the Property;

     d. Authority. The individuals executing this Agreement on behalf of Seller have the requisite authority to execute this Agreement and such other documents as are contemplated or to be delivered by Seller herein, and to bind Seller thereto; and Seller has the full and complete authority to sell the Property;

     e. FIRPTA. Seller is not a foreign person, foreign partnership, foreign trust or foreign estate as those terms are defined in Section 1445 of the Internal Revenue Code;

     f. Bankruptcy. There have been no bankruptcy or dissolution proceedings involving Seller during the time Seller has had any interest in the Property; there are no unsatisfied judgments or state or federal tax liens of record against Seller; and there have been no labor or materials furnished to the Property for which payment has not been made;

     g. Seller Contracts. There are no unrecorded mortgages, contracts, purchase agreements, options, leases (except as to leases for tenants currently in possession of the premises), easements or other agreements or interests relating to the Property and there are no persons in possession of any portion of the Property except as may be disclosed by the Title Commitment.

     h. Right of Way.  The  Property  has legal access to a public right of way;

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     i. Seller  Obligations.  Seller is not in default in the performance of any
        of  Seller's   obligations  under  any  easement  agreement,   covenant,
        condition, restriction or other instrument relating to the Property;

     j. Leases. Seller has made available to Purchaser a correct and complete copy of each lease and all its amendments. The information provided in the leases is correct and complete as of the date of this Agreement. The leases are in full force and neither Seller nor any tenant to the best knowledge of Seller are in default under the leases. There are no other leases or possessory rights of others regarding the real Property.

     k. Sewage Treatment System. To Seller's knowledge, there are no abandoned individual sewage treatment systems on the described real property.

     l. Liens and Encumbrances. The Property will as of the Closing Date be free and clear of all liens, security interests, all encumbrances, leases or other restrictions or objections to title except as permitted by this Agreement;

     m. Utilities. Seller has received no notice of actual or threatened reduction or curtailment of any utility service now supplied to the property.

     n. Contamination. To the best of Seller's knowledge, no toxic or hazardous substances (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.ss. 9601-9657, as amended) have been generated, treated, stored, released or disposed of, or otherwise deposited in or located on the Entire Property, including without limitation, the surface and subsurface waters of the Entire Property, nor has any activity been undertaken on the Entire Property which would cause (i) the Subject Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Subject Property within the ambit of, the Resource Recovery and Conservation Act of 1976 ("RCRA"), 41 U.S.C.ss.6901, et seq., or any similar state law or local ordinance or any other Environmental Law, (ii) a release -- --- or threatened release of hazardous waste from the Entire Property within the meaning of, or otherwise bring the Entire Property within the ambit of CERCLA, or any similar state law or local ordinance or any other Environmental Law or (iii) the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions, which would require a permit under the Federal Water Pollution Control Act, 33 U.S.C.ss.1251 et -- seq., or the Clean Air Act, 42 U.S.C.ss. 7401 et seq., or any similar state law or local ordinance or any other Environmental Law. To the best of Seller's knowledge there are no substances or conditions in or on the Entire Property which may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or

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        other  environmental  regulatory  requirements.  To the best of Seller's knowledge no underground deposits which cause hazardous wastes or underground storage tanks are located on the Entire Property.

     o. Proceedings. Seller represents and warrants that the Seller has made a good faith review of all records pertaining to the Property which Seller currently knows to be in Seller's possession. Based upon such good faith review, Seller is not aware of any litigation, proceeding, claim, or investigation pending or threatened, or of any contract or agreement to which Seller is currently a party which would adversely affect the Property. In the event that Seller becomes aware of any such matter prior to Closing, Seller will immediately disclose all relevant information regarding such matter to the Purchaser. Purchaser shall have ten (10) days after the disclosure of any such information during which Purchaser may elect, as its sole and exclusive remedy, to terminate this Agreement. Upon any such termination, neither party shall have any further obligation or responsibilities hereunder.

     p. Rights of others to purchase Property. Seller has not entered into any other contracts for the sale of the Property, nor are there any rights of first refusal or options to purchase the Property or any other rights of others that might prevent the consummation of this Agreement.

5. Purchaser Contingencies. The closing of the transaction contemplated by this Agreement and all the obligations of Purchaser under this Agreement are subject to fulfillment, on or before closing of the following "Conditions Precedent"

     a. The representations and warranties made by Seller in Section 4 shall be correct as of the closing date with the same force and effect as if such representations and warranties were made at such time;

     b The status and marketability of title shall have been established to Purchaser's satisfaction in accordance with Section 3;

     c. Purchasers receipt, of a survey prepared by a registered Land Surveyor properly licensed to practice in the State of Minnesota and reasonably acceptable to Purchaser. The survey shall be certified to Purchaser and show the real property and the location of all buildings, improvements and easements located on the real Property and shall be prepared with such requirements as may be required by the title company in order to allow the title company to issue an owner's policy of title insurance with regard to the real Property without any exception for survey matters. Purchaser shall pay the cost of the survey, limited to a maximum amount of $2500, provided, however, that Purchaser shall receive a credit for this cost at the time of closing.

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     d. Delivery to Purchaser of all existing  environmental  reports pertaining to the Property which reports are in the possession of Seller or its agents.

6. Closing, Possession. Subject to the fulfillment or waiver of the conditions precedent and provided that all of the covenants, representations and warranties of Seller are true and correct on the Closing Date as though made on such date, the closing of the purchase and sale (the "Closing") shall take place ten (10) days from the date a commitment for title insurance is delivered to Purchaser or June 6, 2003 whichever date shall first occur. The Closing shall take place at the Title Company or such other place as Seller and Purchaser may mutually determine. Possession shall be delivered on the Closing Date.

7. Seller's Obligations At Closing. At or prior to the Closing Date, Seller shall:

     a. Deliver to Purchaser a duly recordable warranty deed to the Property (in a form satisfactory to Purchaser and the Title Company) conveying to Purchaser marketable fee simple title to the Property and all rights appurtenant thereto subject only to exceptions not objected to by Purchaser;

     b. Cause to be furnished and delivered to Purchaser the Title Policy;

     c. Deliver to Purchaser  and the Title  Company an affidavit  sufficient to
        remove  any   exception   in  the  Title  Policy  for   mechanics'   and
        materialmen's liens and the rights of parties in possession;

     d. Deliver to Purchaser a completed Minnesota Well Disclosure Certificate.

     e. Deliver  to  Purchaser  any  notices,   certificates  and/or  affidavits
        relative to private sewage systems, underground storage tanks and pollution as may be required by Minnesota Statutes;

     f. Deliver to Purchaser a Warranty form Bill of Sale, in form reasonably satisfactory to Purchaser, conveying the personal property to Purchaser, free and clear of all encumbrances.

     g. A rent roll, accurate as of the Closing Date.

     h. Deliver to Purchaser assignments of all leases for the rental premises located on the Property;

     i. Deliver to Purchaser, Estoppel certificates from all Tenants under the leases which shall disclose no facts which are material or contradictory to facts previously disclosed to Purchaser and shall confirm the rents payable by such Tenant. Seller shall use its best efforts to obtain estoppel certificates from each of such tenants, provided Seller shall not be required to expend significant monies or make

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


        significant concessions in order to obtain such estoppel certificates. If a tenant shall fail to deliver an estoppel certificate, Seller shall deliver at closing an estoppel certificate signed by Seller representing the same facts as that tenant would have represented in the missing estoppel certificate.

     j. Notices to Tenants under the leases, in a form reasonably satisfactory to Purchaser, advising them of the sale of the Property and directing them to make future lease payments to Purchaser at the place designated by Purchaser.

8. Delivery of Purchase Price; Obligations At Closing. At Closing, and subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein, Purchaser shall execute and deliver any documents reasonably required for the performance of its obligations hereunder. Purchaser shall deliver the balance of the Purchase Price.

9. Closing Costs. The following costs and expenses shall be paid as follows in connection with the Closing:

     a. Seller shall pay:

        i. The costs of all evidence of title, including the cost of the Title Commitment.

        ii.    The state deed tax or transfer fee imposed on the conveyance;

        iii. The recording fees due upon the recording of any documents (other than the warranty deed) necessary to place record title in the condition required by this Agreement;

        iv. The Seller's share of real estate taxes and assessments, as determined pursuant to Section 11;

        v.     One-half of the Closing Fee charged by the Title Company.

        vi.    Seller's attorneys' fees.

        vii. Any costs expended by Purchaser to obtain a survey as required pursuant to Section 5.

     b. Purchaser shall pay the following costs in connection with the closing:

        i.     The recording fee necessary to record the warranty deed;

        ii. Purchaser's share of real estate taxes and assessments, as determined pursuant to Section 11;

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        iii.   Purchaser's attorneys' fees;

        iv.    One-half of the Closing Fee charged by the Title Company.

        v. The title insurance premium in connection with the issuance of the Title Policy in accordance with the requirements of Section 3.

10. Prorations for Operations, Maintenance and Rent. All expenses relating to the operation and maintenance of the Property not otherwise specified herein, and any income from leases or otherwise, derived from the Property shall be prorated to the Closing Date on a calendar basis, so that Seller is charged or credited with that portion of such expenses or income which accrued prior to the Closing Date and Purchaser is charged or credited with that portion of such expenses or income which accrues on or after the Closing Date. To the extent operating expenses, including real estate taxes and special assessments are chargeable to tenants under the Leases, Purchaser shall pay to Seller on the Closing Date the amount of all such operating expenses prepaid by Seller which are reimbursable but not yet reimbursed by tenants and Purchaser shall thereafter collect and retain all tenant reimbursements. Seller shall transfer to Purchaser at the Closing Date and without additional charge all security deposits and interest thereon, prepaid rents and all deposits or payments by tenants with respect to operating expenses.

11. Real Estate Taxes and Special Assessments. The parties shall pay and allocate real estate taxes and special assessments with respect to the Property as follows:

     a. At or before Closing, Seller shall pay all real estate taxes, and any penalties and interest thereon due and payable with respect to the Property in and prior to 2003, including all deferred taxes attributable to years prior to the year of Closing;

     b. At or before Closing, Seller shall pay all special assessments levied, pending or deferred against the property as of the Closing Date, including special assessments certified for payment with the current year's real estate taxes and all deferred assessments, including all those which become due and payable as a result of the sale of the Property to Purchaser;

     c. Purchaser and Seller shall prorate the real estate taxes due and payable in the year of Closing, on a per diem basis using a calendar year, to the Closing Date;

     d. Purchaser shall pay all real estate taxes due and payable in the years following the year of Closing.

     To the extent any amount owed by either party under this Section cannot be ascertained prior to Closing, then the owing party shall escrow with the Title Company 125% of the estimate of the applicable taxing authority of the amount owed, and in the event no such estimate is available, then 125% of the amount estimated to be owed by the Title

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     Company.  Upon receipt of accurate statements as to amounts owed, the Title
     Company shall pay such amounts from the estimated funds and the owing party shall be entitled to any remaining balance in the escrow and shall be obligated immediately to fund any deficiency in such escrow.

12. Brokerage. If the transaction contemplated by this Agreement, is consummated in the time and manner required by this Agreement, Seller shall pay a brokerage commission to Colliers Towle Turley Martin Tucker as the sole real estate brokerage commission regarding this transaction. Seller and Purchaser represent and warrant to each other that they have dealt with no other brokers in connection with this transaction, and agree to indemnify each other and to hold each other harmless against all claims, damages, costs or expenses of or for any such fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys fees.

13. Remedies. If Seller defaults in the performance of this Agreement, Purchaser shall have the right to terminate this Agreement upon written notice to Seller, in which event the Earnest Money shall be returned to Purchaser. If Seller defaults in the performance of this Agreement and Purchaser does not terminate this Agreement, Purchaser may recover from Seller specific performance of this Agreement. Purchaser shall have no right to seek damages from Seller for Seller's defaults hereunder. If Purchaser defaults in the performance of this Agreement, Seller's sole and exclusive remedy shall be to terminate this Agreement by written notice to Purchaser, in which event the Earnest Money shall be retained by Seller as liquidated damages.

14. Seller Responsibility for Specified New Leases and Renewals. The following leases are either new and pending or renewals:

          New Leases                         Renewals
          Credit Management Control          Accent Travel
          Danka Office Imaging Company       Best Meeting
                                             Alliance of Computer Professionals

     Seller shall be responsible for the payment of all costs associated with the specified new leases or renewal leases including: tenant improvements, commissions and any other fees associated with said leases.

15.  Miscellaneous. The following general provisions govern this Agreement.

     a. No Waivers. The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained. Purchaser, in its sole discretion may waive any right conferred upon Purchaser by this Agreement;

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

        provided that such waiver shall only be made by Purchaser giving Seller written notice specifically describing the right waived.

     b. Time of Essence. Time is of the essence with respect to all terms and conditions of this Agreement.

     c. Survival. All representation, warranties and agreement of the parties set forth herein shall survive the Closing for a period of two (2) years;

     d. Governing Law. This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Minnesota and the parties hereto hereby agree and consent and submit themselves to any court of competent jurisdiction situated in Minnesota;

     e. Notices. All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when delivered in person, sent by telegram (with verification of receipt), sent by facsimile (with verification of receipt) or three (3) business days after having been deposited in any U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed as follows (or sent to such other address as any party shall specify to the other party pursuant to the provisions of this Section):

         If to Seller:       Maxus Operating Limited Partnership
                             104 Armour Road North
                             Kansas City, MO  64116


         Copy to:            Colliers Towle
                             Turley Martin Tucker
                             200 S. 6th St.  #1400
                             Mpls., MN  55402

                             Rob Thompson
                             4324 Belleview, Suite 201
                             Kansas City, MO. 64111
                             816-421-2835
                             Fax 816-531-6828

         If to Purchaser:    Ted Glasrud Associates, Inc.
                             431 S. Seventh St.  #2470
                             Mpls., MN  55415

         Copy to:            Michael C. Fleming
                             Attorney at Law
                             4524 Highway 61
                             White Bear Lake, MN 55110

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                             651-429-3323
                             Fax 651-429-2387

     In the event either party delivers a notice by facsimile, as set forth above, such party agrees to deposit the original of the notice in a post office, branch post office, or mail depository maintained by the U.S. Postal Service, postage prepaid and addressed as set forth above. Such deposit in the U.S. Mail shall not affect the deemed delivery of the notice by facsimile, provided that the procedures set forth above are fully complied with. Any party, by notice given as aforesaid, may change the address to which subsequent notices are to be sent to such party;

     f. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto;

     g. Invalidity. If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto;

     h. Complete Agreement. All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expresses their agreement. This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto and shall not merge with the deed delivered to Purchaser at Closing;

     i. Attorneys' Fees and Costs. In the event of any litigation arising out of breach or claimed breach of this Agreement, the prevailing party shall be entitled to recover from the other all costs and expenses incurred in connection therewith, including attorneys' fees and costs.

     j. Counterparts.   This   Agreement  may  be  executed  in  any  number  of
        counterparts, each of which shall be an original but such counterparts together shall constitute one in the same instrument.

16. Section 1031 Exchange. It is the intent of Seller to utilize this transaction as part of a tax deferred exchange as provided in Internal Revenue Code Section 1031. Purchaser shall cooperate with Seller in a manner necessary to complete the exchange provided that the exchange transaction will not delay the Closing or cause additional expense to Purchaser.

17. Pending Real Estate Tax Appeal. Seller has retained KPMG, LLP to represent Seller in a tax appeal regarding real estate taxes payable for the years 2001 and 2002. In the event a tax refund or credit is obtained as a result of the appeal for the specified years, Seller shall

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


     receive the refund or credit. Purchaser shall incur no fees or costs associated with the pending appeal.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                             SELLER

                             Maxus Operating Limited Partnership

                             By: Maxus Realty G.P., Inc.

                                    Its: General Partner

                             By: /s/ Danley K. Sheldon

                                    Its: President



                             PURCHASER

                             Ted Glasrud Associates, Inc.

                             By:  /s/ illegible signature

                                  Its: President/CEO


                             By:  ___________________________________
                                  Its: ________________________________

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